Exhibit 99.2

PLEDGE AGREEMENT

(Ready Mix)

PLEDGE AGREEMENT, dated as of February 2, 2009 (this "Agreement"), made by MEADOW VALLEY PARENT CORP., a Delaware corporation ("Pledgor"), in favor of LBC CREDIT PARTNERS II, L.P., as agent for the lenders from time to time party to the Loan Agreement described below (the "Agent").

W I T N E S S E T H:

WHEREAS, pursuant to that certain Holdco Term Loan and Security Agreement dated as of the date hereof, by and among Pledgor, as Borrower, Meadow Valley Contractors, Inc., a Nevada corporation, Meadow Valley Solutions LLC, a Delaware limited liability company, Meadow Valley Corporation, a Nevada corporation, Apex Testing Corp., a Nevada corporation, each of the financial institutions from time to time party thereto (individually each a "Lender" and collectively, the "Lenders") and Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, amended and restated, joined, extended, supplemented or otherwise modified, the "Loan Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement), Agent and the Lenders have agreed to make the Term Loan to Pledgor;

WHEREAS, Pledgor is the legal record and beneficial owner of all of the Pledged Shares (as defined below); and

WHEREAS, in order to induce Agent and the Lenders to make the Term Loan as provided for in the Loan Agreement, Pledgor has agreed to pledge the Pledged Collateral (as defined below) to Agent for the benefit of the Lenders in accordance herewith and has determined that such pledge is necessary or convenient to the conduct, promotion or attainment of its business.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce Agent and the Lenders to make the Term Loan under the Loan Agreement, it is agreed as follows:

SECTION 1.    Definitions.  As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

"EBITDA" means, for any period, with respect to Ready Mix, (i) net income (as determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and, to the extent deducted in determining net income, all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness paid, payable or accrued during such period, plus (iv) all tax liabilities paid or accrued during such period, less (v) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business, plus (vi) any other non-cash charges (or minus the amount of all non-cash income) for such period, plus (vii) non-recurring charges related to the winding down of exited facilities and the discontinuance of certain product lines, in each case included in the determination of net income during such period in an aggregate amount not to exceed $100,000.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Pledged Collateral" has the meaning set forth in Section 2.

"Pledged Shares" has the meaning set forth in Section 2.

"Ready Mix ERISA Affiliate" means any entity required to be aggregated with Ready Mix under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

"Ready Mix Material Adverse Effect" means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Ready Mix, (ii) the material impairment of the ability of the Agent or the Lenders to realize upon the Pledged Collateral, or (iii) a material adverse effect on (A) the value or saleability of the Pledged Collateral taken as a whole or (B) the rights and remedies of the Agent or the Lenders under the Loan Documents with respect to Pledged Collateral.

"Ready Mix Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Ready Mix or any Ready Mix ERISA Affiliate has contributed within the past six years or with respect to which Ready Mix or any Ready Mix ERISA Affiliate may incur any liability.

"Ready Mix Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Ready Mix Multiemployer Plan) which Ready Mix or any Ready Mix ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

"Ready Mix Permitted Liens" means (i) Liens created hereunder, and (ii) other Liens encumbering assets of Ready Mix which could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

"Ready Mix Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by Ready Mix or any Ready Mix ERISA Affiliate or with respect to which Ready Mix or any Ready Mix ERISA Affiliate may incur liability.

"Ready Mix SEC Reports" means all filings made by Ready Mix with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or any national securities exchange.

"Ready Mix Tax Affiliate" means (a) Ready Mix and its Subsidiaries and (b) any Affiliate of Ready Mix with which Ready Mix files or is eligible to file consolidated, combined or unitary tax returns.

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"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

"Triggering Event" has the meaning set forth in Section 12(a).

SECTION 2.    Pledge.  The Pledgor hereby pledges to Agent and grants to Agent a Lien on and security interest in the following, whether now owned or at any time hereafter acquired by the Pledgor (collectively, the "Pledged Collateral"):

(a)      all of the issued and outstanding Capital Stock specified in Schedule 1 (the "Pledged Shares") of Ready Mix, Inc., a Nevada corporation ("Ready Mix") and the certificates representing the Pledged Shares, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, and all additional Capital Stock of or in Ready Mix from time to time acquired in any manner by the Pledgor, and the certificates, if any, representing such additional Capital Stock, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of any or all of such additional Capital Stock; and

(b)      all proceeds of any of the foregoing (including, without limitation, proceeds constituting any property of the types described above).

The Pledgor will deliver to Agent each of the certificates representing the Pledged Shares not later than the date specified on Schedule 7.1(p) to the Loan Agreement and has delivered to the Agent on the Closing Date an undated stock power with respect to each such certificate, executed in blank by Pledgor.

SECTION 3.    Security for Obligations.  The pledge of, and the grant of a Lien on and security interest in, the Pledged Collateral hereunder secures the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations.

SECTION 4.    Representations and Warranties.  Pledgor represents and warrants as follows:

(a)              Organization and Qualification.  Ready Mix is a duly organized and validly existing corporation in good standing under the laws of Nevada.  Ready Mix has the requisite corporate or similar power and authority to own, lease and operate its properties and conduct its business as currently conducted.  Ready Mix is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and could not be expected to have, individually or in the aggregate, a Ready Mix Material Adverse Effect.  Ready Mix is not in breach of its organizational or governing documents in any material respect.

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(b)              Reports; SEC Matters; Financial Statements.

           (i)            To the knowledge of a Responsible Officer of the Pledgor, except as previously disclosed to the Agent in writing on or prior to the Closing Date, Ready Mix has filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission since August 23, 2005, all of which have complied, as to form, as of their respective filing dates (and, if amended, as of the date of the last such amendment) in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.  To the knowledge of a Responsible Officer of the Pledgor, none of the Ready Mix SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii)            Except as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, the audited and unaudited consolidated financial statements (including the related notes thereto) of Ready Mix included (or incorporated by reference) in the Ready Mix SEC Reports, as amended or supplemented, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of Ready Mix and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect).  As of the Closing Date, Ready Mix does not have any Subsidiaries.

(c)             Litigation.  To the knowledge of a Responsible Officer of the Pledgor, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or overtly threatened against (or for which Ready Mix has assumed liability) Ready Mix, or any properties or assets of Ready Mix, including by way of indemnity or contribution that could be expected to have, individually or in the aggregate, a Ready Mix Material Adverse Effect.

(d)              Sufficiency of Assets.  Except as could not be expected to have a Ready Mix Material Adverse Effect, the assets of Ready Mix and its Subsidiaries include all of the tangible and intangible assets, properties and rights material to Ready Mix and its Subsidiaries and all of the assets or properties necessary to conduct Ready Mix’s and its Subsidiaries’ businesses as presently conducted.

(e)             Incorporation of Representations and Warranties from Closing Date Merger Agreement.  Each of the representations and warranties set forth in Article III of the Closing Date Merger Agreement made with respect to Ready Mix are hereby incorporated herein by reference mutatis mutandis and such representations and warranties are true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein) with respect to Ready Mix, except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Closing Date Merger Agreement), in each case as of the date of the Closing Date Merger Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date), without giving effect to the proviso in such definition of “Material Adverse Effect” that states that any events, changes, effects, developments, conditions or occurrences that cause, or are reasonably likely to cause, either individually or in the aggregate, a decrease in the fair market value of the Company (as defined in the Closing Date Merger Agreement) in excess of $6.0 million shall constitute a Material Adverse Effect.

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SECTION 5.    Further Assurances.

(a)              The Pledgor covenants and agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Agent may request in the exercise of its Permitted Discretion, in order to perfect and protect any Liens granted or purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.  Without limiting the generality of the foregoing, the Pledgor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Agent may request in the exercise of its Permitted Discretion, in order to perfect and preserve the Liens granted or purported to be granted hereby.

(b)              The Pledgor hereby authorizes Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Pledged Collateral.  A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 6.    Affirmative Covenants
Until payment and satisfaction of all Obligations (other than Unasserted Obligations) in full, each of the following shall continue to occur or exist at all times and any failure thereof shall be a Triggering Event hereunder:

(a)              Corporate Existence.  Ready Mix shall (i) preserve and maintain its corporate existence and good standing under the laws of its jurisdiction of incorporation and (ii) preserve, renew and keep in full force and effect, its respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except as could not be expected to have a Ready Mix Material Adverse Effect in the determination of Agent in its sole discretion.

(b)              Maintenance of Property.  Ready Mix shall keep all property useful and necessary to Ready Mix's business in good working order and condition (ordinary wear and tear excepted), except as could not be expected to have a Ready Mix Material Adverse Effect in the determination of Agent in its sole discretion.

(c)              Taxes.  Ready Mix and each of the Ready Mix Tax Affiliates (other than the Pledgor) shall pay when due (i) all material tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except, in each case, as could not be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion.

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(d)              Requirements of Law.  Ready Mix shall comply with all Requirements of Law applicable to Ready Mix, including, without limitation, all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental and employee matters (including the collection, payment and deposit of employees' income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that it shall not be a violation hereof if the failure to comply with any of the foregoing could not be expected to have a Ready Mix Material Adverse Effect as determined by the Agent in its sole discretion.

(e)              Qualify to Transact Business.  Ready Mix shall qualify to transact business as a foreign corporation in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion.

(f)              Financial Reporting.  Agent shall receive the following: (i) within ninety days after the end of each fiscal year of Ready Mix (or such other time period as required or expressly permitted by the Securities and Exchange Commission), annual audited Financial Statements of Ready Mix; and (ii) within forty five days after the end of  each fiscal quarter of Ready Mix (or such other time period as required or expressly permitted by the Securities and Exchange Commission), quarterly Financial Statements of Ready Mix; provided, however, that the Financial Statements required to be received by Agent hereunder shall be deemed delivered and received upon Ready Mix’s timely filing of the Ready Mix SEC Reports containing the Financial Statements required hereunder.

(g)              ERISA.  Except as could not be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion, Ready Mix and each of its Ready Mix ERISA Affiliates shall (i) maintain each Ready Mix Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner to each Ready Mix Plan in amounts sufficient (A) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code, if applicable and (B) to satisfy any other Requirements of Law, (iii) cause each Ready Mix Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC.

(h)             Environmental Matters.  Except as could not be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion, Ready Mix shall conduct its business so as to comply in all respects with all applicable Environmental Laws including, without limitation, compliance in all respects with the terms and conditions of all applicable permits and governmental authorizations.

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SECTION 7.    Negative Covenants
Until payment and satisfaction of all Obligations (other than Unasserted Obligations) in full, each of the following shall continue to occur or exist at all times and any failure thereof shall be a Triggering Event hereunder:

(a)              Indebtedness.  Ready Mix shall not directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than such Indebtedness that could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(b)             Contingent Obligations.  Ready Mix shall not directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation other than such Contingent Obligations that could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(c)              Corporate Changes, Etc.  Ready Mix shall not (i) merge or consolidate with any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), (ii) issue any Capital Stock, or (iii) amend, supplement or modify its Governing Documents, except, in each case, as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(d)              Change in Nature of Business.  Ready Mix shall not engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto, except as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(e)              Sales, Etc. of Assets.  Ready Mix shall not in any fiscal year, (i) sell, transfer or otherwise dispose of any of its assets; or (ii) grant any option or other right to purchase or otherwise acquire any of its assets, except, in each case, as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(f)               Liens, Etc.  Ready Mix shall not directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any of its assets, other than Ready Mix Permitted Liens.

(g)              Stock Redemptions, Stock Issuances, Exchange, Etc.  Ready Mix shall not directly or indirectly, purchase, redeem or retire any shares of any class of its Capital Stock, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Capital Stock, except, in each case, as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(h)              ERISA.  Except as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion, neither Ready Mix nor any Ready Mix ERISA Affiliate shall, directly or indirectly:

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            (i)            engage in any Prohibited Transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

            (ii)           permit to exist with respect to any Ready Mix Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(iii)          terminate any Ready Mix Plan where such event would result in any liability of Ready Mix or any Ready Mix ERISA Affiliate under Title IV of ERISA;

(iv)          fail to make any required contribution or payment to any Ready Mix Multiemployer Plan;

               (v)           fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(vi)          amend a Ready Mix Plan resulting in an increase in current liability for the plan year such that Ready Mix or any Ready Mix ERISA Affiliate is required to provide security to such Ready Mix Plan under Section 436(f) of the Internal Revenue Code; or

(vii)         withdraw from any Ready Mix Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

(i)               No Restrictions on Ready Mix Distributions.  Ready Mix shall not, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Ready Mix to pay dividends or make any other distribution on any of its Capital Stock owned by the Pledgor except (i) in connection with Ready Mix’s existing credit facilities with Wells Fargo Equipment Finance, Inc. and any refinancing or replacement credit facilities thereof or (ii) as could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

(j)               Affiliate Transactions.  Ready Mix shall not enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the payment for the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of Ready Mix or any Loan Party except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Ready Mix and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Ready Mix than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, and (ii) transactions that could not be expected to have a Ready Mix Material Adverse Effect, as determined by Agent in its sole discretion.

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(k)              Ready Mix Material Adverse Effect.  No event shall occur or condition shall exist which could be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion.

SECTION 8.    Distributions; Voting; Etc.

(a)              So long as no Triggering Event shall have occurred and be continuing, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and in a manner which could not reasonably be expected to impair any of the Pledged Collateral in any material respect and to receive and retain any and all distributions paid in respect of the Pledged Collateral; provided, however, that any and all:

(i)            dividends and distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

(ii)           dividends and distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution of Ready Mix, or in connection with a reduction of capital, capital surplus or paid-in-surplus of Ready Mix, and

(iii)          cash paid, payable or otherwise distributed in exchange for, or in redemption of, any Pledged Collateral shall, if received by the Pledgor, be received in trust for the benefit of Agent, segregated from the other property or funds of the Pledgor, and forthwith delivered to Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)              Upon the occurrence and during the continuance of a Triggering Event:

(i)           All rights of the Pledgor to receive any distributions that it would otherwise be authorized to receive and retain pursuant to Section 8(a) shall cease, and all such rights shall thereupon become vested in Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such distributions.

(ii)           Any and all distributions payable to the Pledgor in respect of the Pledged Collateral shall be received by the Pledgor in trust for the benefit of Agent, segregated from other funds of the Pledgor and forthwith paid over to Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c)              The Pledgor hereby irrevocably constitutes and appoints Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, upon the occurrence and during the continuance of a Triggering Event and to the extent permitted by applicable law, to exercise the voting and other consensual rights which the Pledgor would otherwise be entitled to exercise pursuant to Section 8(a) (whereupon all rights of the Pledgor to exercise such rights shall cease).  This power of attorney is coupled with an interest and is irrevocable.

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SECTION 9.    Agent Appointed Attorney-in-Fact; Irrevocable Authorization and Instruction to Ready Mix.  The Pledgor hereby appoints Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in Agent’s Permitted Discretion, to take any action and to execute any instrument which Agent may deem necessary or advisable in its Permitted Discretion to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.  The Pledgor hereby authorizes and instructs Ready Mix to comply with any instruction received by it from Agent in writing that (a) states that a Triggering Event has occurred and is then continuing and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that Ready Mix shall be fully protected in so complying.  This power of attorney is coupled with an interest and is irrevocable.  The foregoing power shall not be exercisable except after the occurrence and during the continuance of a Triggering Event.

SECTION 10.      Agent May Perform.  If the Pledgor fails to timely perform any agreement contained herein, Agent may perform, or cause performance of, such agreement, and the expenses of Agent incurred in connection therewith shall be payable by the Pledgor.

SECTION 11.      Reasonable Care; Return of Pledged Collateral.

(a)              Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral (including, without limitation, the certificates representing the Pledged Shares) in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Agent accords its own property, it being understood that Agent shall not have the responsibility under this Agreement for taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral except as set forth in subsection (b) below.

(b)              Upon the indefeasible payment in full of all the Obligations (other than Unasserted Obligations), Agent shall return to the Pledgor all certificates representing the Pledged Shares and the stock powers therefor and all cash held by Agent as collateral hereunder which have not been disposed of, used or applied in connection with or toward the payment of the Obligations.

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SECTION 12.          Triggering Event; Remedies.

(a)              The occurrence of any of the following events shall constitute a "Triggering Event":

(i)         (A) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Sections 6(a)(i), 7, 12(e), 12(f) or 12(g) hereof or (B) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement (other than those referred to in Sections 12(a)(i)(A)) and such failure continues for a period of fifteen days; or

(ii)        Ready Mix dissolves, winds up or otherwise ceases to conduct its business; or

(iii)       Ready Mix becomes the subject of an Insolvency Event; or

(iv)       (A) Ready Mix fails to make any payment in respect of any Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (B) any event or condition occurs that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, which could be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion; or

(v)        any representation or warranty made in this Agreement shall prove to have been incorrect in any material respect when made or deemed made, as determined by Agent in its sole discretion; or

(vi)       any judgment or order for the payment of money shall be rendered against Ready Mix which could reasonably be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion and shall not be stayed, vacated, bonded or discharged within thirty days; or

(vii)      the Sponsor and its Controlled Investment Affiliates collectively cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of at least 60% of all classes of the outstanding voting common Capital Stock of Ready Mix on a fully diluted basis;

(viii)     the occurrence and continuance of any Event of Default under the Loan Agreement or any other Loan Document;

(ix)       the EBITDA of Ready Mix shall be negative for any two consecutive fiscal quarters; or

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(x)        the occurrence of any event or condition that could be expected to have a Ready Mix Material Adverse Effect as determined by Agent in its sole discretion.

(b)              If any Triggering Event shall have occurred and be continuing, Agent shall have all rights and remedies with respect to the obligations hereunder and the Pledged Collateral under applicable law and Agent may exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code and other applicable law, and Agent may also bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by each Pledgor.  If notice of intended disposition of any Pledged Collateral is required by law, it is agreed that ten days’ notice shall constitute reasonable notification.   The Agent may sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.  The Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  If a Triggering Event shall have occurred and be continuing, Agent may, pursuant to the power of attorney granted herein, transfer the Pledged Collateral on the books of the Pledgor and Ready Mix, in whole or in part, to the name of Agent or such other Person or Persons as Agent may designate and take all such other and further actions as the Pledgor could have taken with respect to the Pledged Collateral which Agent in its absolute discretion determines to be necessary or appropriate to accomplish the purposes of this Agreement.

(c)              Pledgor acknowledges and agrees that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Agent and the Lenders as a result of Pledgor's failure to comply with the representations, warranties, and covenants of this Agreement.  It is understood and agreed by Pledgor that (i) Agent and the Lenders shall be damaged by failure of Pledgor to meet such obligations, (ii) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (iii) the rights of Agent hereunder to foreclose upon the Pledged Collateral following any Triggering Event and to apply any proceeds thereof to the Term Loan in accordance with Section 9.4(b) of the Loan Agreement are a fair and reasonable remedy under the circumstances, and (iv) the proceeds of the Pledged Collateral represents fair compensation for the losses that may reasonably be anticipated from such failure, and shall, without duplication, be the sole and exclusive measure of damages with respect to any such breach of the representations, warranties or covenants under this Agreement.

(d)              In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of all or any part of the Pledged Collateral may be effected after a Triggering Event, the Pledgor agrees that, after the occurrence and during the continuation of a Triggering Event, Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution.  In so doing, Agent may solicit offers to buy all or any part of the Pledged Collateral from a limited number of Persons deemed by Agent, in its sole discretion, to be financially responsible parties who might be interested in purchasing such Pledged Collateral.  If Agent solicits such offers from not less than three such Persons (none of which is an Affiliate of Agent), then the acceptance by Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this subsection shall not be construed to impose a requirement that Agent solicit offers from three or more Persons for any such sale to be deemed commercially reasonable.

Pledge Agreement

(e)              Pledgor agrees that, during the existence of a Triggering Event, upon written request of Agent (which request may be made by Agent in its sole discretion), Pledgor will request, and will use its commercially reasonable efforts to obtain, Ready Mix’s agreement and cooperation to (i) execute and deliver all instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of Agent, advisable to register the Pledged Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period of time not to exceed two years (with such two year period being extended for any period of time that Ready Mix requires a black out period or the registration statement ceases to be effective), and make all amendments and supplements thereto and to the related prospectus which, in the opinion of Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) use its commercially reasonable efforts to qualify the Pledged Collateral under all applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral, as requested by Agent; (iii) make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; (iv) do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable securities law; and (v) bear all costs and expenses, including reasonable attorneys' fees, of carrying out its obligations under this Section 12(e).

(f)               In the event of any registered offering described herein, Pledgor will request, and will use its commercially reasonable efforts to obtain, Ready Mix’s agreement to indemnify and hold harmless Agent and each of its directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such Persons may become subject or for which any of them may be liable, under the Securities Act or otherwise, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or other such document published or filed in connection with such registered offering, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse Agent and such other Persons for any legal or other expenses reasonably incurred by Agent and such other Persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including any and all fees, costs and expenses whatsoever reasonably incurred by Agent and such other Persons and counsel for Agent and such other Persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted); provided, however, the foregoing shall not apply with respect to any matter arising out of any material fact or omission of or related to the party or parties on whose behalf the Pledged Collateral is being registered and each such party shall provide the foregoing indemnification to Ready Mix with respect to any such material fact or omission. This indemnity, if provided, shall be in addition to any liability which any party may otherwise have and shall extend upon the same terms and conditions to each Person, if any, that controls Agent or such Persons within the meaning of the Securities Act.

Pledge Agreement

(g)              Upon the written request of Agent, Pledgor shall and will use its commercially reasonable efforts to obtain Ready Mix’s cooperation to: (i) permit the officers and designated agents of the Agent and any independent appraisers selected by Agent, on reasonable notice and during normal business hours absent the existence of a Triggering Event (and at any time during the existence of a Triggering Event), access to the premises of Ready Mix for the purposes of conducting a valuation of Ready Mix as a going concern, including discussing the affairs, finances and business of Ready Mix with any officer, employee or director thereof or with the Auditors and the reasonable cooperation of such officers, employees or directors thereof or with the Auditors in connection with conducting such valuation, and (ii) authorize all such officers, employees and directors to disclose to the Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business of Ready Mix, subject to standard confidentiality agreements (it being understood and agreed that no officer, employee or director shall be required to disclose any material nonpublic information or any other information relating to the affairs, finances or business of Ready Mix that is prohibited by applicable law or would be a violation of such Person’s fiduciary duties, if any, to Ready Mix); provided, however, that unless a Triggering Event exists, the Pledgor shall have the right to be present at all such meetings; provided, further, that absent the existence of a Triggering Event, Agent may conduct only one such valuation in any fiscal year.  Absent the existence of a Triggering Event, such valuations shall be at the sole cost and expense of the Agent.  During the existence of a Triggering Event, such valuations shall be at the sole cost and expense of Pledgor, and Pledgor’s reimbursement of Agent’s expenses and payment thereto shall be in the same manner as the reimbursement and payment of Agent’s expenses and costs as set forth in Section 7.1(f) of the Loan Agreement, including without limitation, the reimbursement of Agent’s expenses with respect to any professional expenses or other costs relating to the appraisal and valuation of Ready Mix as a going concern.

(h)              The parties hereto understand and agree that Pledgor shall not be in default of its obligations set forth under Section 12(e), Section 12(f) or Section 12(g) above if  the board of directors of Ready Mix determines, in the exercise of its fiduciary duties, that despite the efforts and requests undertaken by Pledgor in compliance with the terms hereof, Ready Mix will not undertake the subject registration or indemnification obligations.

Pledge Agreement

SECTION 13.          Application of Proceeds.  All money held by Agent as Pledged Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral, shall be applied to the Obligations in accordance with Section 9.4(b) of the Loan Agreement.

SECTION 14.          Indemnity and Expenses.

(a)              The Pledgor agrees that it will indemnify Agent from and against any and all claims, damages, losses, liabilities and expenses arising out of, in connection with, or resulting from, this Agreement (including, without limitation, enforcement of this Agreement) other than such as arise from Agent’s gross negligence, willful misconduct or bad faith.

(b)              The Pledgor shall, upon demand, pay to the Agent all costs and expenses incurred by the Agent (including the reasonable and documented fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, and pay to the Agent and each Lender all costs and expenses (including the reasonable and documented fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Pledged Collateral or any part thereof.

SECTION 15.          Amendments, Etc.  No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Pledgor and Agent; no waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure to exercise and no delay in exercising on the part of Agent any right, power or privilege under this Agreement shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 16.          Security Interest Absolute.  All rights of Agent and the Lien and security interest granted to it hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)               any lack of enforceability of the Loan Agreement or any of the other Loan Documents;

(b)              any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement or any of the other Loan Documents;

(c)              any taking and holding of collateral or guarantees for all or any of the Obligations, or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any collateral or such guarantees, or any non-perfection of any collateral, or any consent to departure from any such guaranty;

Pledge Agreement

(d)              any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or the manner of sale or other disposition of any collateral or the collection of proceeds thereof;

(e)              any consent by Agent to the restructure or refinancing of the Obligations or any portion thereof;

(f)              any other modification, compromise, settlement or release by Agent, by operation of law or otherwise, of the Obligations or the liability of any obligor or guarantor, or of any collateral, in whole or in part, and any refusal by Agent to accept any payment, in whole or in part, from any obligor or guarantor in connection with any of the Obligations, in each case whether or not with notice to, further assent by, or any reservation of rights against, the Pledgor; or

(g)              any other circumstance (including, without limitation, any statute of limitations) which might otherwise constitute a defense available to, or a discharge of, any third party pledgor or guarantor.

SECTION 17.          Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and given as provided in Section 11.1 of the Loan Agreement.

SECTION 18.          Continuing Security Interest; Assignment.  This Agreement shall create a continuing Lien on and security interest in the Pledged Collateral and shall (a) remain in full force and effect until released in accordance herewith, (b) be binding upon the Pledgor and its successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and its successors and permitted assigns.  Without limiting the generality of the foregoing clause (c), Agent may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person which is an assignee of Agent under the Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect hereof granted to Agent herein.

SECTION 19.         Counterparts; Telecopied Signature.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 20.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Pledge Agreement

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Pledge Agreement

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be executed by its proper and duly authorized officers as of the date first set forth above.

MEADOW VALLEY PARENT CORP.

By:	/s/ Victor L. Vescovo
Name: Victor L Vescovo
Title: Managing Director

By:	/s/ Conner Searcy
Name: Conner Searcy
Title: Executive Director

[Signature Page to Pledge Agreement (Ready Mix)]

Schedule 1

Description of Pledged Shares

Issuer	Class of Stock	No. of Shares	Percentage of Total Outstanding Shares as of the Closing Date

Ready Mix	Common	2,025,000	53.2%

Ready Mix	Common	620,212	16.3%